Exhibit 99.1

Boxlight Announces Additional Executive Leadership

Lawrenceville, GA — (November 30, 2020) – Boxlight Corporation (Nasdaq: BOXL), a leading provider of interactive technology, digital signage and software solutions, today announced that Shaun Marklew has been appointed as Chief Technology Officer and Patrick Foley will be appointed as Chief Financial Officer on January 16, 2021. Takesha Brown, the Company’s current CFO will step down at that time for personal reasons.

Both Shaun Marklew and Patrick Foley held senior executive roles at Sahara Presentation Systems, a company acquired by Boxlight in September 2020 for approximately $95 million in cash and preferred stock.

Shaun Marklew brings over 20 years of experience in the professional audio, visual and interactive technology industry including over 9 years at Sahara Presentation Systems, most recently as Chief Operating Officer. He was responsible for building the global, multi-award-winning interactive touchscreen and digital signage brand, Clevertouch. Shaun’s knowledge and passion for technology continues to be the driving force behind the innovation and success of the Clevertouch ecosystem. Boxlight will leverage Shaun’s talents across the Company’s broader solution suite.

Graduating with a Master of Science – Strategic Business Management at The Manchester Metropolitan University, and a Chartered Management Accountant (ACMA / CGMA), Pat Foley has an enviable pedigree in financial management which includes over 17 years’ experience in senior leadership roles with 13 years at Arts Alliance Media and 10 years at Universal Pictures. Most recently, Pat served as Chief Financial Officer at Sahara Presentation Systems. Pat’s global business experience is a significant asset to Boxlight.

“Following the acquisition of Sahara Presentation Systems and the Clevertouch brand, we’re thrilled to appoint Shaun and Pat to key executive roles at Boxlight as we continue to build a strong and experienced leadership team. Additionally, with Mark Starkey, appointed as President earlier this month, and Hank Nance, COO, we are committed as an executive team to take the company through its next phase of growth and financial stability,” comments Michael Pope, CEO at Boxlight. “I also would like to thank Takesha for her dedication to our Boxlight family as we built a firm foundation for the Company, and I wish her every success in the future.”

About Boxlight Corporation

Boxlight Corporation (Nasdaq: BOXL) is a leading provider of interactive technology, digital signage and software solutions under its award-winning brands Clevertouch® and Mimio®. The Company aims to improve engagement and communication in diverse business and education environments. Boxlight develops, sells, and services its integrated solution suite including interactive displays, collaboration software, digital signage, supporting accessories and professional services. For more information about the Boxlight story, visit http://www.boxlight.com and https://www.clevertouch.com.

Forward Looking Statements

This press release may contain information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements because of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, competition in the industry, etc. Boxlight encourages you to review other factors that may affect its future results in Boxlight’s filings with the Securities and Exchange Commission.

Media Relations

Sunshine Nance
+1 360-464-2119 x254
sunshine.nance@boxlight.com

Investor Relations

Michael Pope
+1 360-464-4478
investor.relations@boxlight.com

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